Exhibit 10.16

Arrangement with Jason Carlson

As an inducement for Mr. Carlson to join Semtech Corporation, the Company agreed that should Mr. Carlson’s services be terminated by the Board of Directors, he will be granted a severance allowance equal to six months salary and benefits continuation upon signing of a non-compete agreement and a full release of all claims and obligations. Vesting of stock options would cease as of the last day that services are actively provided to the Company.